Exhibit 99.1

ARTICLES OF AMENDMENT

TO THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

TREATY OAK BANCORP, INC.

Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act (the “TBCA”), Treaty Oak Bancorp, Inc., a Texas corporation (the “Corporation”), adopts the following amendment to the Amended and Restated Articles of Incorporation of the Corporation:

ARTICLE ONE

The name of the Corporation is Treaty Oak Bancorp, Inc. and the Texas Secretary of State filing number of the Corporation is 800269891.

ARTICLE TWO

The amendment below to the Amended and Restated Articles of Incorporation of the Corporation was duly adopted by the requisite vote of the shareholders of the Corporation at the annual meeting of shareholders on February 25, 2008 pursuant to Article 4.02 of the TBCA.

ARTICLE THREE

The amendment below to the Amended and Restated Articles of Incorporation of the Corporation has been approved in the manner required by the TBCA and the constituent documents of the Corporation.

ARTICLE FOUR

The Amended and Restated Articles of Incorporation of the Corporation are hereby amended as follows:

A new ARTICLE FIFTEEN is added to the Amended and Restated Articles of Incorporation of the Corporation and the full text of this ARTICLE FIFTEEN is as follows:

ARTICLE FIFTEEN: RECLASSIFICATION

On February 26, 2008 at 11:59 p.m. Austin, Texas time (the “Reclassification Effective Time”), each outstanding share of common stock held immediately prior to the Reclassification Effective Time by a record holder of fewer than two thousand five hundred (2,500) outstanding shares of the Corporation’s common stock shall automatically, without further action on the part of the Corporation or any holder of such common stock, be reclassified as Series A preferred stock of the Corporation (the “Share Reclassification”), on the basis of one share of Series A preferred stock for each share of common stock so reclassified, which shares of Series A preferred stock shall thereupon be duly issued and outstanding, fully paid and nonassessable.  Each outstanding share of common stock held immediately prior to the Reclassification Effective Time by a record holder of two thousand five hundred (2,500) or more outstanding shares of the

Corporation’s common stock shall not be reclassified and shall continue in existence as a share of common stock.

ARTICLE FIVE

The number of shares of capital stock outstanding and entitled to vote on the adoption of the foregoing amendment was 2,975,742.

ARTICLE SIX

The number of shares of capital stock of the Corporation voted in favor of the foregoing amendment was 2,145,916; and the number of shares of capital stock of the Corporation voted against the foregoing amendment was 17,400.

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IN WITNESS WHEREOF, Treaty Oak Bancorp, Inc. has caused these Articles of Amendment to be executed by its duly authorized officer as of February 26, 2008.

TREATY OAK BANCORP, INC.

By:	/s/ Jeffrey L. Nash
Name:	Jeffrey L. Nash
Title:	President and Chief Executive Officer